                                                                   Exhibit 5.1



            [KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP LETTERHEAD]

                                                                (212) 836-8000

                                 June 17, 1997

Spanish Broadcasting System, Inc.
26 West 56th Street
New York, New York 10019

Gentlemen:

        We have acted as special counsel for Spanish Broadcasting System, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing of a registration statement on Form S-1, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on June 17, 1997 and as may be amended and supplemented (the "Registration Statement"). The Registration Statement relates to the offering from time to time by or for the account of the holders thereof of up to (i) 413,930 shares of the Company's 14-1/4% Senior Exchangeable Preferred Stock, Series A (the "Senior Preferred Stock"), (ii) an aggregate principal amount of $338,930,000 14-1/4% Exchange Debentures due 2005, Series A (the "Exchange Debentures") which may be issued upon the exchange of the Senior Preferred Stock and (iii) 23,836 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), which may be issued upon the occurrence of certain events described in the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

        We have examined and relied on for purposes of this opinion originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed the genuineness of all signatures, other than those of officers of the Company, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as reproduced copies and the authenticity of all such latter documents.

            [KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP Letterhead]


Spanish Broadcasting System, Inc.     2                          June 17, 1997

        Based upon the foregoing, it is our opinion that:

        1. The Senior Preferred Stock has been duly authorized and is validly issued, fully paid and non-assessable.

        2. The Exchange Debentures have been duly authorized, and when issued and executed by the Company and delivered in accordance with the terms of the Certificate of Designation and the Debenture Indenture, and assuming due authentication thereof by the Debenture Trustee in accordance with the terms of the Debenture Indenture, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

        3. The Class A Common Stock has been duly authorized, and when issued in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

                                        Very truly yours,

                                        /s/ Kaye, Scholer, Fierman,
                                            Hays & Handler, LLP